Bringing Natural Resources to Life 2021 ANNUAL REPORT

Our Operations NACCO Industries, Inc.® brings natural resources to life by delivering aggregates, minerals, reliable fuels and environmental solutions through its robust portfolio of NACCO Natural Resources businesses. The Company operates under three business segments: Coal Mining, North American Mining and Minerals Management. The Coal Mining segment operates surface coal mines for power generation companies and an activated carbon producer. The North American Mining segment is a trusted mining partner for producers of aggregates, lithium and other minerals. The Minerals Management segment, which includes the Catapult Mineral Partners business, acquires and promotes the development of mineral interests. In addition, Mitigation Resources of North America® provides stream and wetland mitigation solutions.

NACCO Industries® 1 Contents About the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1 Selected Financial and Operating Data . . . . . . . . . . . . . . . . . . . . . . . 2 Letter to Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4 Corporate Responsibility . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9 Form 10-K . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13 Directors and Leadership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .140 Corporate Information . . . . . . . . . . . . . . . . . . . . . . Inside Back Cover About the Cover We have a strong legacy of environmental stewardship and a commitment to being a good corporate citizen. The cover of this Annual Report highlights the boat ramp at Red Hills Mine’s R1 Lake in Ackerman, Mississippi, which was originally a sedimentation pond when operations began at the mine. The lake is now a managed trophy bass lake open to employees and guests. At left: The Tobaksákola mitigation site located in the Upper Big Black Basin in Webster County, Mississippi, includes approximately 45,000 linear feet of stream construction and 57.5 acres of bottomland hardwood enhancement. Restoration of the site took place over a two-year period. Above left: We operate in a culture committed to safety excellence. We expect employees to work safely and look out for each other, regardless of business or location. Above right: We invest in our employees by offering a competitive market-based, total-rewards package that includes a combination of salaries and wages and a benefits package that promotes employee physical, mental, and financial well-being.

Selected Financial and Operating Data

NACCO Industries, Inc. and Subsidiaries

	Year Ended December 31				
	2021	2020[(1)]	2019	2018	2017[(1)]
	(In thousands, except per share data)				
Operating Statement Data:					
Revenues	**$ 191,846**	$ 128,432	$ 140,990	$ 135,375	$ 104,778
Operating profit	**$ 55,410**	$ 13,448	$ 38,820	$ 43,624	$ 32,814
Income from continuing operations	**$ 48,125**	$ 14,793	$ 39,632	$ 34,785	$ 28,463
Discontinued operations, net-of-tax[(2)]	**–**	–	–	–	1,874
Net income	**$ 48,125**	$ 14,793	$ 39,632	$ 34,785	$ 30,337
Basic Earnings per Share:					
Income from continuing operations	**$ 6.73**	$ 2.11	$ 5.68	$ 5.02	$ 4.17
Discontinued operations, net-of-tax[(2)]	**–**	–	–	–	0.27
Basic earnings per share	**$ 6.73**	$ 2.11	$ 5.68	$ 5.02	$ 4.44
Diluted Earnings per Share:					
Income from continuing operations	**$ 6.69**	$ 2.10	$ 5.66	$ 5.00	$ 4.14
Discontinued operations, net-of-tax[(2)]	**–**	–	–	–	0.27
Diluted earnings per share	**$ 6.69**	$ 2.10	$ 5.66	$ 5.00	$ 4.41
Per Share and Share Data:					
Cash dividends	**$ 0.7850**	$ 0.7675	$ 0.7350	$ 0.6600	$ 0.9775
Market value at December 31[(3)]	**$ 36.29**	$ 26.30	$ 46.83	$ 33.90	$ 37.65
Stockholders' equity at December 31	**$ 49.02**	$ 42.59	$ 41.54	$ 36.22	$ 32.03
Actual shares outstanding at December 31	**7,183**	7,058	6,966	6,921	6,852
Basic weighted average shares outstanding	**7,146**	7,026	6,974	6,924	6,830
Diluted weighted average shares outstanding	**7,190**	7,057	7,007	6,960	6,873

(1) During 2020 and 2017, the Company recorded non-cash impairment charges of $8.4 million and $1.0 million, respectively.

(2) On September 29, 2017, the Company spun off its housewares business. The results of operations of the housewares business are reflected as discontinued operations in the table above.

(3) The 2017 values reflect the effect of the spin-off of the housewares business as a separate public company.

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NACCO Industries®

	2021	2020[1]	2019	2018	2017[1]
		Year Ended December 31 (In thousands, except employee data)			
Balance Sheet Data at December 31:					
Cash	**$ 86,005**	$ 88,450	$ 122,892	$ 85,257	$ 101,600
Total assets[3]	**$ 507,220**	$ 476,179	$ 444,773	$ 376,991	$ 389,552
Long-term debt	**$ 18,183**	$ 24,353	$ 17,148	$ 6,367	$ 42,021
Stockholders' equity	**$ 352,116**	$ 300,624	$ 289,392	$ 250,704	$ 219,448
Cash Flow Data:					
Provided by (used for) operating activities[4]	**$ 74,875**	$ (2,486)	$ 52,784	$ 54,622	$ 41,305
Used for investing activities[4]	**$ (44,147)**	$ (45,984)	$ (20,262)	$ (18,387)	$ (15,005)
Consolidated Cash Flow before financing activities[4][5]	**$ 30,728**	$ (48,470)	$ 32,522	$ 36,235	$ 26,300
Provided by (used for) financing activities[4]	**$ (33,173)**	$ 14,028	$ 5,113	$ (52,578)	$ (2,306)
Other Data:					
Total employees at December 31[6]	**1,600**	2,000	2,400	2,400	2,300

(4) Includes both continuing operations and discontinued operations for 2017.

(5) Cash Flow before financing activities is equal to net cash provided by (used for) operating activities less net cash used for investing activities.

(6) Includes employees from the unconsolidated mines for all years presented.

	2021	2020[1]	2019	2018	2017[1]
		Year Ended December 31 (In thousands)			
Calculation of Adjusted EBITDA from continuing operations[7]					
Net income	**$ 48,125**	$ 14,793	$ 39,632	$ 34,785	$ 30,337
Discontinued operations, net of tax	**–**	–	–	–	(1,874)
Long-lived asset impairment charges[1]	**–**	8,359	–	–	982
Contract termination settlement	**(10,333)**	–	–	–	–
Income tax provision (benefit)	**8,725**	(535)	3,767	7,378	639
Interest expense	**1,719**	1,354	872	1,998	3,440
Interest income	**(449)**	(1,200)	(3,616)	(865)	(222)
Depreciation, depletion and amortization expense	**23,085**	18,114	16,240	14,683	12,767
Adjusted EBITDA from continuing operations[7]	**$ 70,872**	$ 40,885	$ 56,895	$ 57,979	$ 46,069

(7) Adjusted EBITDA from continuing operations is provided solely as a supplemental disclosure with respect to operating results. Adjusted EBITDA from continuing operations does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income, or as an indicator of operating performance. NACCO defines Adjusted EBITDA from continuing operations as income from continuing operations before long-lived asset impairment charges, contract termination settlements, and income taxes, plus interest (income) expense and depreciation, depletion and amortization expense. Adjusted EBITDA from continuing operations is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

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4 During 2021, we delivered a number of successes as we executed our plans for growth and diversification while protect- ing our core coal business. Our businesses delivered strong results in 2021, gener- ating operating profit and net income significantly higher than in 2020. Our coal operations and oil and gas businesses both delivered substantial operating profit. Our aggregates and minerals mining and environmental banking businesses grew with seven new projects across Arkansas, Indiana, Florida, Mississippi, Tennessee and Texas. As a result, we ended 2021 with a significantly expanded geographic foot- print and greater diversification across our collection of natural resource businesses. Our team put in tremendous effort to deliver significant achievements in 2021, most notably the transaction announced between Rainbow Energy and Great River Energy under which Coal Creek Station, one of North Dakota’s largest and most efficient power plants, will continue operations. Our Falkirk Mine is the sole supplier of lignite to the Coal Creek Station power plant. The purchase of Coal Creek Station by Rainbow Energy preserves a valuable asset while maintaining hundreds of good-paying jobs that support the state and surrounding communities. The transaction is expected to close in the second quarter of 2022. We look forward to working with Rainbow Energy to provide competitive and reliable power to consumers. We also had a number of successes with our Grow and Diversify strategy. During 2021, North American Mining expanded its geographic footprint as it entered into three new contract mining services agree- ments at quarries in Indiana, Texas and Arkansas with two of the larger producers of aggregates in the United States. North American Mining also signed a 15-year dragline services mining contract with a new customer in Florida. We have begun the process to relocate and commission a large dragline that will significantly increase production capacity at this quarry. While this contract contributed only modestly to 2021 results, this project aligns with our long-term focus and is expected to contrib- ute more significantly to North American Mining’s results once the larger dragline is commissioned in the second half of 2022. Our Minerals Management business expanded and diversified in 2021 as our team at Catapult Mineral Partners acquired mineral reserves that added to our growing Permian basin assets and acquired assets in the Eagle Ford shale in Texas. Also, Mitigation Resources of North America launched several new projects, including its first public works contract related to a new reservoir in North Texas. We launched a major rebranding cam- paign in 2021 that better fits the changing profile of the Company. NACCO’s portfolio of natural-resource related businesses now operates under the umbrella of NACCO Natural Resources. This new branding creates a unified identity and underscores our commitment to all of our businesses, while focusing on the execution of our two key strategies – Protect the Core and Grow and Diversify. The new branding provides each business with its own unique identity that can be linked back to the NACCO legacy brand, and allows us to talk more clearly about our Company and what we do. We have created new websites for each business, new business-specific logos that are shown throughout this Annual Report, and a new tagline, “Bringing Natural Resources to Life,” which reflects the growing breadth and diversity of our portfolio of businesses. The principles our Company was founded on more than 100 years ago are the same ones that lead us today: serve others, develop solutions, always do what’s right, and treat everyone with dignity and respect. Our culture defines who we are today and encourages us to strive for more. We have a strong history of embracing new technologies and pursuing new markets, while never losing sight of why we are here. To Our Stockholders Our legacy is rooted in our North American Coal business. Below: A Wirtgen 4200 Surface Miner loads a CAT 789 Mining Truck with lignite at the Red Hills Mine in Ackerman, Mississippi. Our new tagline, “Bringing Natural Resources to Life,” reflects the growing breadth and diversity of our portfolio of businesses

NACCO Industries® 5 We enjoy high retention among our employees, with our most tenured employee celebrating 45 years with the Company in 2021. Whether working with reclamation at Sabine Mine in Hallsville, Texas (top left) or braving the North Dakota weather (top right), our employees benefit from experienced employee mentors and training programs. Here, we also see North American Mining employees in Texas, a Mississippi Lignite Mining Company employee at Red Hills Mine, and a dragline operator at Sabine Mine (bottom three photos). Our legacy is rooted in our North American Coal business, where we partner with customers as service providers to create integrated, efficient and cost- effective contract coal mining services for mine-mouth power generators. We recognize that the coal mining industry faces increasing political and regulatory challenges, but we believe the use of coal as a fuel source for electricity in the United States will continue for the foreseeable future. Consumers want, and need, dependable power for their homes and businesses. Reliable baseload power from coal, nuclear and natural gas power plants operate on demand, providing grid stability and dependable power for consumers. Wind and solar farms do not provide the same level of dependable generation, or grid stability, that consumers require. In a world with increasing geopolitical tensions, national security and energy security will be increasingly intertwined. We work diligently to support our customers so they can continue to produce reliable and affordable energy. A key component of our Protect the Core strategy is a relentless focus on managing coal production costs and maximizing efficiencies and operating capacity. These efforts improve the competitiveness of customers with man- agement fee contracts. These activities benefit both customers and us, as fuel cost is a significant driver of power plant dispatch which, in turn, drives demand for coal by our customers. The structure of our North American Coal contracts eliminates our exposure to spot coal market price fluctuations. However, fluctuations in natural gas prices and the availability of renewable generation, particularly wind, can contribute to changes in power plant dispatch and customer demand for coal. The significant increase in natural gas prices during 2021 contributed to an increase in customer power plant dispatch and coal deliveries and resulted in strong operating results in our Coal Mining segment. During 2021, our contract mining agreement to operate the Navajo Mine in New Mexico was terminated. The Navajo Transitional Energy

NACCO Industries® Company (“NTEC”) assumed control and responsibility for operation and all reclamation at the Navajo Mine when it purchased our former subsidiary, Bisti Fuels Company. We received a $10.3 million contract termination fee from NTEC as required under the agreement. While we are disappointed to lose an operation, we are proud of the work we accomplished since we took over operation of the mine in 2017, including celebrating over four years without a lost-time accident and making significant progress on mine reclamation. The transition to NTEC went smoothly, and NTEC conveyed its appreciation for our performance as contract miner at the Navajo Mine. While the development of new mines to supply newly built coal-fired power plants remains unlikely, growth at North American Coal could come through the assumption of operations at existing mines. We will approach any such opportunity cautiously, and we anticipate that we would leverage our low capital/low risk management fee contract structure for any such project. Our North American Mining business leverages our core mining expertise, which we’ve developed over the last 100- plus years. Today, we are a trusted and efficient mining partner for producers of aggregates, lithium and other minerals, and we provide a wide range of mining services that extend far beyond our historical dragline-oriented model. North American Mining is well equipped to grow by providing highly customized solutions to meet specific customer needs, including mine development, all aspects of mining operations, and land reclamation and remediation services. North American Mining continues to work with Lithium Americas to develop the Thacker Pass Project, in northern Nevada, on the largest known lithium resource in the United States, providing mine design and consulting services as this project moves through the permitting process. As construction and operations begin, North American Mining will provide comprehensive mining services, with responsibility for all operational aspects of the lithium mine under a long-term management fee contract. North American Mining’s 2021 financial results did not meet our expectations, in part due to costs related to opportunisti- cally hiring additional experts to bolster its already strong maintenance and opera- tional capabilities. North American Mining is focused on long-term growth by expand- ing operations with existing customers as well as new customers and has a strong pipeline of potential new projects. We believe that North American Mining can grow to become a substantial contributor to operating profit, delivering unlevered after-tax returns on invested capital in the mid-teens as this business model matures and achieves significant scale. The Minerals Management business derives income from royalty-based leases under which lessees make payments to us based on their production and sale With more than 100 years of expertise in all aspects of operating surface coal mines, we are leveraging this experience in our North American Mining and Mitigation Resources of North America businesses. Above right: North American Mining employees in Florida. Right: The Five Forks Mine in Louisiana. Below: A Mitigation Resources of North America employee at a Mississippi mitigation site.

NACCO Industries® 7 of natural gas, oil, natural gas liquids and coal. We are delivering growth and diversification by selectively acquiring additional high-quality mineral and royalty interests. This business will benefit from the continued development of its owned mineral properties without additional capital investment, as development costs are borne entirely by third-party producers who lease the minerals. We believe this business model can deliver higher average operating margins over the life of a reserve than traditional oil and gas companies that bear the cost of exploration, production and/or development. Catapult Mineral Partners, the Company’s business unit focused on managing and expanding our portfolio of oil and gas mineral and royalty interests, has devel- oped a strong network to source and secure new acquisitions. During 2021, Catapult acquired mineral and royalty interests totaling approximately $5 million, building on acquisitions of approximately $14 million in 2020. Total oil and gas min- eral and royalty interests include approx- imately 128,000 gross acres and 60,000 net royalty acres as of December 31, 2021, primarily in the Appalachia, Permian and Eagle Ford basins. Our goal is to construct a diversified portfolio of high-quality oil and natural gas mineral and royalty interests in the United States that deliver near-term cash flow yields and long-term growth. The Catapult management team uses a disciplined approach to target potential acquisitions that align with our strategy Above left: A heavy-equipment operator in Louisiana. Above: The Catapult Mineral Partners team uses a disciplined approach to target a balance of potential acquisitions that will generate stable cash flow. and objectives. Acquisitions may contain active wells, new wells anticipated to come online within one to two years of investment, areas with forecasted future development within five years after acquisition and existing producing wells further along the decline curve that will generate stable cash flow. In addition, our acquisitions target an extended geographic footprint to diversify across multiple basins with a preliminary focus on the more oil- rich Permian basin and a secondary focus on other diversifying basins to increase regional exposure. Our Minerals Management business has been a strong contributor to operating profit in recent years, as the 2020 and 2021 acquisitions added to our legacy reserves, while increasing natural gas and oil prices helped drive strong financial performance. Future investments are expected to be accretive, but each investment’s contribu- tion to near-term earnings is dependent on the characteristics of that investment, including the size and type of interests acquired and the stage and timing of mineral development. Profits could also Our goal is to construct a diversified portfolio of high-quality U.S. oil and natural gas mineral and royalty interests

8 J.C. Butler, Jr. President and Chief Executive Officer vary due to commodity price changes. Major global shifts in oil and natural gas production, and changes in global natural gas and oil markets, could result in sustained higher prices for natural gas and oil, although the duration and extent of price movements is nearly impossible to predict. Overall, we believe this business can continue to be a strong contributor to operating profit, delivering unlevered after- tax returns on invested capital in the low- to-mid-teens as the portfolio of reserves and mineral interests grows and diversifies. Mitigation Resources continues to expand its business, which creates and sells stream and wetland mitigation credits and provides services to those engaged in permittee-responsible mitigation. During 2021, the Mitigation Resources team made substantial progress on the development of several projects in Alabama, Mississippi, Texas and Tennessee. In early 2022, Mitigation Resources finalized a project to provide mitigation services for the Lake Ralph Hall project in Northern Texas, and it has established a joint venture with Ecosystems Investment Partners (“EIP”) related to this project. We are excited to partner with EIP as they are experts in restoration and mitigation solutions. All of these projects align with our long-term focus and are expected to be accretive to earnings over the next several years. We believe Mitigation Resources offers an opportunity for growth and diversi- fication in an industry where we have substantial knowledge and expertise, and a strong reputation. Our goal is to grow to Protect the Core and Grow and Diversify as we maintain our long-term perspective. Strategic growth and diversification will generate cash that can be re-invested to strengthen and expand our businesses. We take a long-term view of our business, just as we believe in building long-term customer relationships. We also remain focused on creating long-term shareholder value rather than on quarterly earnings or short-term stock price movement. As a result, incentive compensation for our senior business leaders is paid in part with restricted NACCO stock, with three- to ten-year restrictions on sale, because we believe this fosters good, long-term-ori- ented decision making. Additionally, in all of our business endeavors, our employees maintain the highest levels of customer service and operational excellence, with an unwavering focus on safety, environmental stewardship and people. I want to thank our employees for their many contributions to our success and for continuing to be trusted partners for our customers and in the communities where we work. I would also like to thank our customers and vendors, as well as NACCO’s long-term stockholders, for their continuing support. We are passionately committed to working hard and doing what’s right as we bring America’s natural resources to life. At left: Employees from Sabine Mining Company and Mitigation Resources of North America tour a reclamation area. Above: North American Mining employees at a site in Florida. We remain focused on creating long-term shareholder value this business into one of the ten largest U.S. providers of mitigation solutions, with an initial focus on stream and wetland restoration in the southeast United States. While this business is in the early stages of development, we believe Mitigation Resources can provide solid rates of return as the business matures. Overall, our businesses delivered very strong financial results in 2021, with reported net income of $48.1 million compared with $14.8 million in 2020. NACCO also generated $30.7 million of cash flow before financing activities in 2021 and ended the year with $86.0 million of cash and $20.7 million of debt. We continue to prioritize the protection of our strong balance sheet and liquidity position, and we were very pleased to complete a refinancing of our revolving credit facility during 2021. We believe that a strong balance sheet, a solid cash position and low levels of debt will allow us to continue to advance our strategic objectives and generate long-term value. We are committed to maintaining a conservative capital structure and avoiding unnecessary risk. While we are proud of the hard work that resulted in the significant improvement in 2021 results, we know we need to remain focused on our strategies

NACCO Industries® Corporate RESPONSIBILITY At NACCO, we pride ourselves on a long history of corporate responsibility, which includes responsible environmental stewardship, safe operations, community support and engagement, and a focus on our employees’ wellbeing. As we focus on our two key strategies – Protect the Core and Grow and Diversify – our commitment to these principles will guide our efforts. We maintain sound environmental, social and governance (“ESG”) practices while our disclosures related to ESG continue to evolve. We prioritize transparent communication with all of our key stakeholders – employees, customers, vendors, suppliers, communities and investors. Our employee-led ESG Advisory Group helps shape our corporate responsibility and environmental, health and safety initiatives. We’ve established four ESG pillars: people, environmental stewardship, safety and community.  COVID-19 Throughout the COVID-19 pandemic, the health and safety of our employees has remained a top priority. While the pandemic created challenges for our operations, we addressed those challenges by establishing and maintaining enhanced safety measures. We developed an employee-led cross- functional team to regularly evaluate COVID developments and guidance, share best practices across the Company, and provide communications to all employees. Each company operation developed protocols for executing the enhanced safety measures, including increased sanitation procedures, social distancing and masking, responding quickly to changes in community cases. We implemented work-from-home plans for those employees who could effectively work remotely. Our continued focus has enabled us to preserve our commitment to keeping our employees, customers and communities safe during the pandemic. People We believe our employees fuel our success. The Company provides employee wages that are competitive and consistent with employee positions, skill levels, experience, knowledge and geographic location. We are committed to providing a fair and living wage to all employees. We continue to evolve our programs to meet employees’ physical and mental health and financial and wellness needs. We believe training is a critical component for employee well-being. Training ranges from equipment-specific task training and enhanced safety procedures to leadership and management training, ethics training and personal financial wellness, to name a few. Employees are encouraged to pursue continued professional development, skills training and other educational opportunities. We offer company-wide training programs across all levels of management including an educational initiative under which identified employees participate in a program focused on management and leadership development, preparing our future leaders for the next steps in their careers. In addition, qualified employees are eligible to participate in a tuition reimbursement program to advance their formal education. We enjoy high retention among our employees, with our most tenured employee celebrating 45 years with the Company in 2021. We have 220 employees, or 14 percent, who have at least 20 years of service, and our average tenure is 11 years of service. Our newer employees benefit from experienced employee mentors and training programs designed to equip them with long-lasting skills. 

NACCO Industries® We are committed to being good stewards of the environment Environmental STEWARDSHIP We do not maintain any coal waste impoundments. Our operations employ waste management practices that minimize overall waste products and maximize recycling and reuse opportunities before proper disposal. We monitor materials, packaging and waste to identify hazardous materials and conduct periodic audits of the vendors involved in removing waste from our mine sites. Each of our mining operations is classified as a very small quantity generator of hazardous waste. Regulators perform monthly environmental inspections at our coal mining oper- ations. During 2021, five of our operations celebrated over five years with no mining permit violations, and three of those have not had a violation in more than ten years. We are committed to being good stewards of the environment. All aspects of our work must be accomplished in an environmentally responsible manner. Our ESG Advisory Group and our many environmental professionals monitor environmental trends to address stakeholder priorities and identify best practices. Our Environmental Policy, which can be found on our website, emphasizes our strong legacy of environ- mental stewardship and our commitment to being a good corporate citizen. Complying with environmental regulations is our minimum standard, and we main- tain a commitment to meet or exceed all applicable environmental laws and regulations. Going beyond the minimum is embedded in our culture and allows us to build trust with our stakeholders. As a result of our commitment, we have received more than 95 awards for successful and innovative reclamation projects over the last 30 years. We know water is integral to our operations, and we recognize our responsibility to effectively manage our water resources through conservation, reuse and recycling. We do not engage in coal washing activities. Rather, we extract lignite from the ground and deliver it directly to our customers, which minimizes the impact on water resources. We are also focused on minimizing the consumption of fresh water. The water that we use comes from a variety of sources, including recycled water from adjacent power plants, stormwater, and groundwater for dust suppression and vehicle maintenance. Some of our operations rely on potable water purchased from public water systems. When stormwater cannot be reused, we collect and treat it to meet applicable standards before it is released. Water use varies by location; therefore, each mine aligns its water management strategy with the specific challenges found at its location. As of December 31, 2021, we have no operations that are within regions with “high or extremely high baseline water stress.” We strive to minimize surface distur- bance, and we practice contemporaneous reclamation at our coal mining operations. We develop effective reclamation plans that achieve the designated post-mining use of the land. In addition, our overall approach to environmental stewardship seeks to minimize and mitigate impacts to biodiversity. Prior to initiating mining activities, we conduct exhaustive bio- logical surveys to determine if protected species and/or sensitive habitats are pres- ent and to understand potential impacts to local ecosystems. Where impacts are unavoidable, we develop enhanced mitigation and/or reclamation strategies that meet regulatory agency approval. Our native grass programs at our North Dakota, Texas, and Mississippi operations exemplify our commitment to going above and beyond. At each location, hundreds of acres of native grasses have been successfully planted, resulting in healthy native bird populations in the reclaimed areas. In North Dakota, a sharp- tailed grouse habitat has been successfully established, while in Texas and Mississippi, bobwhite quail are frequently observed 10

Safety We operate in a culture committed to safety excellence. We expect employees to work safely and look out for each other. As described in our Health and Safety Principles, which can be found on our website, we commit to every employee that we will provide a safe working environment, and in return we ask every employee to commit to working in a safe manner so that all of our employees go home safely at the end of each day. We actively engage with all employees in pursuing the objective of zero incidents and injuries. Our operations have on-site safety personnel that are responsible for training employees in safe work practices, reviewing safety-related incidents and recommending improvements when appropriate. We continue to prioritize investigations of near-miss events to identify opportunities to improve employee awareness and incorporate policy or procedural changes or training, as appropriate. Based on Mine Safety and Health Administration (“MSHA”) data, the National Mining Association ranks us as an industry leader in safety, and our MSHA lost-time incident rate is consis- tently below the national average for comparable mines. Our safety perfor- mance reflects our belief that workplace incidents and injuries can be prevented through a focus on continuous improve- ment and personal responsibility. We improve our skills as safe miners through training, which includes practice drills. Certain operations maintain rescue teams that may be called upon if an emergency happens. These teams practice More than 100 safety awards have been earned at the state and national levels their skills regularly and participate in events that assess the ability of teams to work together in high-pressure scenarios. During 2021, rescue teams from Coteau and Falkirk participated in the Rocky Mountain Mining Institute mine rescue team evaluation. We have established a Safe Work Area Task Force (“SWAT”) Team. The SWAT team is comprised of safety employees from across the Company who travel to different locations to provide a “fresh eye” regarding safety practices. The SWAT group works to share findings and solutions and provides an opportunity to exchange best practices and ideas across the Company. We are proud that we have earned more than 100 safety awards at the state and national levels. During 2021, the Coyote Creek Mine received a special recognition award from the Lignite Energy Council for achieving the lowest overall accident incident rate in the North Dakota lignite industry in 2020. Additionally, the Coteau and Falkirk mines were recognized with Distinguished Safety Awards from the Lignite Energy Council for having an accident incident rate lower than the national average.  in mine reclamation areas. A variety of species voluntarily return to the reclaimed environment, including bald eagles, deer, turkeys and moose. During 2021, Mississippi Lignite Mining Company received bond release for 1,355 acres of reclaimed land. This land will be used for recreational, industrial, aquatic and forestry endeavors, including a trophy fishery. This beautiful area includes the natural stream that flows through the heart of the property, which won a Reclamation of Excellence award in 2014 from the Office of Surface Mining Reclamation and Enforcement. The Arbor Day Grove that sits on reclaimed land hosts a variety of trees planted by local elementary students as part of Arbor Day celebrations over the past ten years. Our commitment to the environment extends beyond compliance, and led us to create our Mitigation Resources of North America business, which is dedicated to developing and protecting streams and wetlands. This business builds on our skills, the experience of our people and our reputation as thoughtful stewards for the environment, while allowing us to deliver tangible environmental benefits for others. To date, Mitigation Resources has restored and/or enhanced over 131 acres of wetlands and over six miles of streams. Permanent deed restrictions are placed on these improved streams and wetlands by Mitigation Resources to prevent other disturbances or development on these protected areas.  2021 Annual Report 11

NACCO Industries® We believe in making long-term investments in the areas where we operate. We support numerous charitable efforts in communities where our employees live and work, including literacy programs as well as local educational and arts organizations. We believe contributing both time and resources strengthens our community bond. We contributed over $425,000 during 2021 to organizations that serve the commu- nities where we operate. One such organization is the Dolly Parton Imagination Library, which promotes literacy by providing free, age-appropriate books to children from birth to age 5. We understand the value of education, and we are proud to contribute funding and time in support of this very worthwhile program. We also support employee cash donations to qualified organizations through our matching gift program whereby NACCO will match eligible employee donations up to $5,000 per year, per employee. In 2021, the Office of Surface Mining Reclamation and Enforcement awarded Mississippi Lignite Mining Company (“MLMC”) the Excellence in Surface Coal Mining Reclamation Good Neighbor Award. This national award recognizes successful relation- ships between mine operators and surrounding landowners and communities. The 2021 award recognized MLMC for its Arbor Day program for local fourth grade students that it hosts in partnership with the Natural Resources Conservation Service. Students visit the mine and plant trees to celebrate the importance of forestry and receive a hard- wood tree sapling to plant in their community. The students also participate in contests encouraging them to learn about environmental topics such as watersheds, soils, trees, and pollinators. Also, MLMC often donates bales of Bermuda grass hay produced on reclaimed prime farmland soils to local charitable organizations such as the Palmer Home for Children and the Mississippi State University Therapeutic Riding Program. We regularly host students, teachers and community groups on mine tours and other educational programs. As an example, the Sabine Mine partnered with the Texas Community Mining and Reclamation Association to offer a free five-day summer workshop to educators. The workshop provided science-based information to help educate participants about the availability, importance, development and use of our natural resources while protecting our environment. Attendees toured the mine, visited reclamation areas, heard from industry experts and participated in hands-on labs. The workshop demonstrated a variety of interactive exercises that teachers can take back to their classrooms, such as assessing the physical properties of soil and rock, how to ensure water quality meets regulatory standards and how lignite is used to make electricity.  Contributing both time and resources strengthens our community bond NACCO Industries is governed at the highest level by a 12-member Board of Directors, which has long maintained strong governance practices designed to ensure accountability, fiscal respon- sibility and the highest levels of ethical conduct. Each independent board member serves on one or more of three standing committees: Audit Review; Compensation and Human Capital; and Nominating and Corporate Governance. Each committee has a formal charter that describes its purpose, composition, duties and responsibilities, including its role in the Company’s ESG strategy. Independence is an important compo- nent of our Board’s oversight, and each of the chairs of the standing committees is independent. The board conducts annual self-evaluations to determine whether it and its committees are func- tioning effectively. We believe that good corporate governance and long-term success are inextricably linked. Our Code of Conduct, Corporate Governance Guidelines, Insider Trading Policy and Anti-Corruption Policy require employees to comply with applicable laws and regulations, maintain high ethical standards and report situations of actual or potential noncompliance. Ethics are deeply embedded in our values and business processes. We also maintain an ethics- related hotline, managed by a third party, through which individuals can anonymously raise concerns or ask questions about business behavior. In recent years, data privacy and cybersecurity have become key governance priorities for companies. We continue to strengthen our capabilities in this area through several measures including the establishment of an internal cybersecurity task force, ongoing investment in software and other security tools, and the use of third-party cybersecurity experts performing a variety of activities including but not limited to continuous system monitoring and penetration testing. We are continually focused on improving employees’ cybersecurity awareness through training on topics such as password best practices and phishing identification. LOOKING AHEAD, we expect to build on our commitments to environmental stewardship, to the safety and well-being of our employees, and to the improvement of the communities where they live and work. Our key strategies – Protect the Core and Grow and Diversify – guide us as we invest in our businesses and deliver value for shareholders. Our Company was founded in 1913, and descendants of Frank Taplin, our founder, continue to own a substantial portion of our stock today. Five generations of stock ownership provide a long-term perspective that few companies enjoy. A clear, well- thought-out approach to corporate governance allows our management team to focus on running the Company and doing what is right, with a long-term perspective. We believe that short-term perspectives fall short when thinking about transformational business strategies that can take years to develop and implement. Our Board of Directors, management team and employees are aligned in expectations that everyone has responsibility for operating ethically, responsibly and safely at every level of our business. It is always the right thing to do.  Corporate Governance 12

Directors J.C. Butler, Jr. President and Chief Executive Officer, NACCO Industries, Inc. and The North American Coal Corporation John S. Dalrymple Former Governor of the State of North Dakota John P. Jumper Retired Chief of Staff, United States Air Force Dennis W. LaBarre Retired Partner, Jones Day Michael S. Miller Retired Managing Director, The Vanguard Group Richard de J. Osborne Retired Chairman and Chief Executive Officer, ASARCO Incorporated Alfred M. Rankin, Jr. Non-Executive Chairman, NACCO Industries, Inc. Chairman and Chief Executive Officer, Hyster-Yale Materials Handling, Inc. Non-Executive Chairman, Hamilton Beach Brands Holding Company Matthew M. Rankin President and Chief Executive Officer, Carlisle Residential Properties Roger F. Rankin Self-employed (personal investments) Lori J. Robinson Retired General, United States Air Force Robert S. Shapard Chairman and Retired Chief Executive Officer of Oncor Electric Delivery Company Britton T. Taplin Self-employed (personal investments) Leadership J.C. Butler, Jr. President and Chief Executive Officer Carroll L. Dewing Vice President – Operations John D. Neumann Vice President, General Counsel and Secretary J. Patrick Sullivan, Jr. Vice President and Chief Financial Officer, The North American Coal Corporation Elizabeth I. Loveman Vice President and Controller, NACCO Industries, Inc. Thomas A. Maxwell Vice President – Financial Planning and Analysis and Treasurer, NACCO Industries, Inc. Andrew B. Hart Controller, The North American Coal Corporation Philip N. Berry President, North American Mining Brian M. Larson President, Catapult Mineral Partners Eric S. Anderson President, Mitigation Resources of North America Eric A. Dale Treasurer and Senior Director, Financial Planning and Analysis, The North American Coal Corporation Sarah E. Fry Associate General Counsel and Assistant Secretary Miles B. Haberer Associate General Counsel, Assistant Secretary and President, North American Coal Royalty Company Matthew J. Dilluvio Associate Counsel and Assistant Secretary

NACCO Industries®

Corporate Information

Annual Meeting

The Annual Meeting of Stockholders of NACCO Industries, Inc. will be held on May 18, 2022, at 11:00 a.m. located at:
5875 Landerbrook Drive
Cleveland, Ohio 44124

Stock Exchange Listing

The New York Stock Exchange Symbol: NC

Stock Transfer Agent and Registrar

Stockholder Correspondence:
Computershare
P.O. Box 505000
Louisville, KY 40233-5000

Overnight Correspondence:
Computershare
462 South 4th St., Suite 1600
Louisville, KY 40202

(800) 622-6757 (U.S., Canada and Puerto Rico)
(781) 575-4735 (International)

Legal Counsel

McDermott Will & Emery LLP
444 West Lake Street
Chicago, Illinois 60606

Independent Registered Public Accounting Firm

Ernst & Young LLP
950 Main Ave., Suite 1800
Cleveland, Ohio 44113

Form 10-K

Additional copies of the Company's Form 10-K filed with the Securities and Exchange Commission are available free of charge through NACCO Industries' website (**nacco.com**) or by request to Investor Relations

Investor Relations Contact

Investor questions may be addressed to:
Investor Relations
NACCO Industries
5875 Landerbrook Drive, Suite 220
Cleveland, Ohio 44124
or sent through the Company's website.

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NACCO Industries: **nacco.com**

NACCO Natural Resources: **nacco.com**

North American Coal: **nacoal.com**

North American Mining: **namining.com**

Mitigation Resources of North America: **mitigate.pro**

Catapult Mineral Partners: **catapultmp.com**

Operations

North American COAL

North American MINING

Mitigation Resources OF NORTH AMERICA

Catapult MINERAL PARTNERS

NACCO Industries® 5875 Landerbrook Drive, Suite 220 • Cleveland, Ohio 44124 An Equal Opportunity Employer